ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Number: 333-160579
Dated July 15, 2009
Rowan Companies, Inc.
$500,000,000 7.875% Senior Notes due 2019
Final Term Sheet

Issuer	Rowan Companies, Inc.
Ratings*	Moody’s Investor Services: Baa3
Standard & Poor’s: BBB-
Security Type	7.875% Senior Notes due 2019
Aggregate Principal Amount	$500,000,000
Gross Proceeds	$496,705,000
Form	SEC Registered
Maturity	August 1, 2019
Price to Public	99.341% plus accrued interest, if any, from July 21, 2009
Interest Rate	7.875%
Yield to Maturity	7.971%
Spread over Benchmark Treasury Security	437.5 basis points
Benchmark Treasury Security	UST 3.125% due May 2019
Benchmark Treasury Rate	3.596%
Interest Payment Dates	Semi-annually on February 1 and August 1 of each year, beginning on February 1, 2010
Record Dates	January 15 and July 15
Optional Redemption	Redeemable at any time in amount equal to the principal amount plus a make whole premium, using a discount rate of Treasury + 50 bps, plus accrued and unpaid interest
Trade Date	July 15, 2009
Expected Settlement Date	July 21, 2009
Joint Book-Running Managers	Barclays Capital Inc. (45%)
Goldman, Sachs & Co. (25%)
Citigroup Global Markets Inc. (10%)
Deutsche Bank Securities Inc. (10%)
Wells Fargo Securities, LLC (10%)
Denominations	$2,000 and integral multiples of $1,000 thereof.
CUSIP/ISIN Numbers	CUSIP: 779382AK6
ISIN: US779382AK60

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847 or from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, NY 10004, Telephone: 1-866-471-2526, Facsimile: 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com.
This information does not purport to be a complete description of these securities or the offering. Please refer to the prospectus for a complete description.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.